PROFESSIONAL SERVICES CONSULTING AGREEMENT

between

PENNDEL LAND CO.

and

TRANSPORTATION ECONOMICS & MANAGEMENT SYSTEMS, INC.

THIS PROFESSIONAL SERVICES CONSULTING AGREEMENT (hereinafter referred to as "Agreement") is entered into by and between Penndel Land Co. (hereinafter referred to as "PLC") and Transportation Economics & Management Systems, Inc. (hereinafter referred to as "Consultant") effective as of May 14, 2012.

WHEREAS PLC is seeking to develop a freight corridor in Alabama between the Port of Mobile and the Ameri Metro site located west of Birmingham (hereinafter referred to as "Project"), and

WHEREAS PLC wishes to retain the Consultant to provide specific professional consulting services on the Project and the Consultant wishes to provide said services to PLC,

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. SCOPE OF SERVICES

The Consultant will provide to PLC the professional consulting services set out in Attachment A to this Agreement (hereinafter referred to as "Scope of Services"). The Scope of Services will be completed by September 15, 2012 unless otherwise mutually agreed in writing by PLC and the Consultant. In the event the Consultant knows of any actual or potential condition which, due to circumstances beyond its control, is delaying or threatens to delay the completion of the Scope of Services, the Consultant will notify PLC in writing within five (5) business days.

2. TERM OF AGREEMENT

This Agreement will continue in effect for a period of six (6) months from the effective date hereof and may be extended by the mutual written agreement of the parties. The Consultant agrees to be available to provide Scope of Services, as mutually agreed in writing with PLC, during the term of this Agreement.

3. COMPENSATION AND TERMS OF PAYMENT

For completion of the Scope of Services, the compensation to the Consultant will be $153,692 as shown in Attachment B to this Agreement. This amount will not be exceeded unless otherwise authorized by a supplemental written agreement. All out-of-pocket direct expenses incurred at the direction of PLC will be in excess of this amount and will be reimbursed at cost. Direct expenses include travel and subsistence, courier, printing , databases and other such out-of-pocket expenses. Expenditures for meals, lodging and other travel expenses will be in accordance with Federal Acquisition Regulations Title 48, IRS Publication 1542, Per Diem Rates for Travel within the Continental United States, and other Federal Regulations as applicable.

Upon execution of this Agreement and prior to the Consultant's undertaking the Scope of Services, PLC will pay the Consultant a mobilization fee $25,000, which will be applied to the fee payable for the submission of the final deliverable for the Project. PLC hereby acknowledges that the Consultant's compensation for labor is based on direct labor rates and social overhead for its staff and agrees that this Project will be subject to the terms of the Agreement dated February 28, 2011 between PLC and the Consultant regarding additional fees to be paid if a franchise for the Project is formed or construction of the Project is initiated.

The Consultant will submit monthly invoices to PLC. The Consultant's invoice will indicate the percent of the work that has been completed on each task in the Scope of Services, direct expenses incurred, total amount due for the invoice being submitted, total budget expended to date and the remaining budget. Invoices will provide the Consultant's taxpayer identification number. Invoices will be signed by an authorized representative of the Consultant and include the following statement: I hereby certify that the above amount due represents the actual status of work on the Project and these amounts have not been previously invoiced. Invoices are to be sent to Shah Matthias, Chief Executive Officer, PLC at shah@penndellandco.com.

If PLC objects to any invoice submitted by the Consultant, PLC will so advise the Consultant in writing within five (5) business days after receipt of said invoice. If no objection is made, the invoice will be considered acceptable to PLC and the Consultant will be paid within fifteen (15) business days after receipt of said invoice.

4. DIRECTION OF CONSULTANT

The performance of services under this Agreement will be subject to the direction of PLC. The term direction is defined to include directions to the Consultant which redirect the Consultant's work effort, shift emphasis between work areas or tasks, and/or require pursuit of certain lines of inquiry. Direction can only be issued in writing by PLC and must conform to the Scope of Services. If, in the opinion of the Consultant, any directions by PLC fall outside the Scope of Services, the Consultant will not proceed to perform the work but will notify PLC in writing within five (5) business days after receipt of said directions and request that PLC modify this Agreement and/or the Scope of Services accordingly or rescind the directions.

5. INDEPENDENT AGENT

The Consultant will perform all services under this Agreement as an independent contractor and nothing contained in this Agreement will be construed to be inconsistent with this relationship or status. The Consultant is not and will not be deemed to be an employee, representative or agent of PLC. Unless otherwise authorized in writing by PLC, the Consultant is not authorized to represent itself in way as a representative or agent of PLC or to make commitments to third parties on behalf of PLC.

The Consultant will be responsible for the professional quality, technical accuracy and the coordination of all services provided by the Consultant or its sub-consultants under this Agreement. The Consultant will provide all necessary personnel and facilities to perform the services and will ensure that sufficient resources are available at all times to complete the Scope of Services. The Consultant is solely responsible for the payment of any and all taxes, licenses and fees required by law in connection with the services performed by the Consultant under this Agreement.

6. PROPRIETARY INFORMATION AND CONFIDENTIALITY

PLC and the Consultant each agree to protect the proprietary interests of the other party and not to disclose to any third party information of a confidential or proprietary nature furnished by or obtained from the other party while performing services under this Agreement.

Each party agrees that any confidential or proprietary information that it obtains while performing services under this Agreement, including information about the operations and business practices of the other party, as well as technical information, databases, and the like provided by the other party (hereinafter jointly referred to as Information), will be used only in conjunction with the execution of this Agreement. Each party further agrees that it will not disclose said Information or allow it to be disclosed to anyone except its employees without the prior written authorization of the other party.

The Consultant will not permanently store or transport outside the Consultant's offices confidential or proprietary information about PLC, including any such information developed in connection with the execution of this Agreement, on portable media including laptops, notebooks or similar computers. In the event that such materials are downloaded temporarily onto such portable media for purposes of the Project, it shall be removed and erased so that the loss or theft of such portable media would not expose PLC's confidential or proprietary information to unauthorized persons.

The preceding restrictions and obligations will not apply to Information that is in the public domain, was previously known to the other party, was acquired from others who have no confidential relationship to the other party with respect to the Information, or comes into the public domain through no fault of the other party. The parties will not be restricted in any way from releasing Information in response to a subpoena, court order, or other legal process. The parties will not be required to resist a subpoena, court order, or other legal process, but will promptly notify the other party in writing of the demand for Information before responding to the demand.

The Consultant agrees that it will make no statements, press releases, or publicity releases concerning this Agreement or its subject matter or otherwise disclose or permit to be disclosed any Information, or any particulars thereof, obtained from or furnished by PLC under this Agreement without first obtaining the written authorization of PLC. The Consultant also agrees that it will not publish, copyright or patent any of the information obtained from or furnished by PLC under this Agreement without obtaining the written authorization of PLC. PLC agrees not to unreasonably withhold consent unless PLC is required to do so by law or if disclosure is contrary to PLC's proprietary interests.

7. OWNERSHIP OF DOCUMENTS

All documents including reports and other such instruments of service prepared by the Consultant under this Agreement, whether completed or in progress, are the property of PLC. Any use of these documents by PLC, except for the specific purpose intended by this Agreement, will be at the PLC's sole risk and without liability or legal exposure to the Consultant. The Consultant will have the right to retain a copy of all materials developed under this Agreement. The Consultant will retain its copyright and ownership rights in its databases, computer software, and other proprietary property used in performing the Scope of Services. Intellectual or proprietary property utilized or modified by the Consultant in the performance of the Scope of Services will remain the property of the Consultant.

8. TERMINATION OF AGREEMENT

This Agreement may be terminated by either party upon written notice in the event of substantial failure by the other party to perform in accordance with the terms of this Agreement. The nonperforming party will have ten (10) business days from the receipt of the termination notice to remedy or submit a plan for remedying that is acceptable to the other party. The Consultant's responsibility upon termination will be to cease work immediately or as mutually agreed by PLC and the Consultant. If this Agreement is terminated, PLC's liability to the Consultant will be limited to compensation for the percentage of the work completed and direct expenses incurred as of the date of termination. In no case will either Party be entitled to make a claim for lost profits, special, indirect, incidental, consequential or exemplary damages in the event of any termination of this Agreement.

9. DISPUTES

Any dispute under this Agreement will be settled according to the rules of the American Arbitration Association (AAA) then in effect. Notice of a demand for arbitration will be filed in writing with the other party and with the AAA. Demands for arbitration will be made within a reasonable time, and in no case not more than forty-five (45) days after the disputed occurrence. The decision of the arbitrator will be conclusive and binding on the parties any award by the arbitrator cannot exceed the limitation of liability specified in this Agreement.

10. INDEMNIFICATIONS AND LIMITATION OF LIABILITY

PLC and the Consultant each agree that it will indemnify, save and hold harmless the other party and all of its employees, agents and other representatives (hereinafter referred to jointly as Representatives) from all third party suits, actions, claims, demands, and liabilities of any nature whatsoever, including any and all amounts agreed to in a compromise settlement, through arbitration or by a Court of Competent Jurisdiction, that were caused by or resulted from negligence or acts of commission or omission by it or any of its Representatives.

PLC and the Consultant each agree that neither party will be liable to the other party for damages arising from injury or damage to persons or property or any other liabilities, which were caused by or resulted from negligence or acts of commission or omission by it or any of its Representatives. PLC and the Consultant each agree that neither party will be liable to the other party for damages or other liabilities arising out of the termination or breach of this Agreement.

11. INSURANCE

The Consultant will procure and maintain at all times during the term of this Agreement, at its own cost and expense, Workers' Compensation and Employer's Liability Insurance, Comprehensive General Liability Insurance, Auto Liability Insurance, and Errors & Omissions Insurance.

No insurance coverage of any type is provided to the Consultant by PLC or its insurers.

12. EQUAL EMPLOYMENT OPPORTUNITY

The Consultant will not discriminate directly or indirectly against any employee or applicant for employment because of race, color, religion, sex, sexual orientation, age, national origin, or physical or mental disability. The Consultant will take affirmative action to ensure that applicants are employed and employees are treated during their employment without regard to their race, color, religion, sex, sexual orientation, age, national origin, or physical or mental disability.

13. DESIGNATED REPRESENTATIVES AND NOTICES

Any material notice, request or other communication will be given in writing, sent by certified mail, return receipt requested or by overnight courier, and will be deemed given upon actual receipt by the addressee. Notices will be addressed to the designated representatives given below:

If to PLC:	Shah Mathias Chief Executive Officer Penndel Land Co. P.O. Box 124 70 Vista Drive Red Lion, PA 17356
If to Consultant:	Celia M. Pew Chief Executive Officer Transportation Economics & Management Systems, Inc. 116 Record Street Frederick, MD 21701

Either party may change its designated representative or address upon written notice to the other party.

14. GENERAL

a. Modification - This Agreement constitutes the entire agreement between the parties and supercedes any and all prior representations, understandings or agreements between the parties, whether oral or written, concerning the subject matter hereof. This Agreement or any part hereof cannot be changed, amended or modified, except by written agreement of the parties.

b. No Assignment - This Agreement and the obligations hereunder may not be assigned or transferred by the Consultant.

c. Governing Law - This Agreement is made under the laws of the State of Maryland and will be governed by and construed in accordance with the laws of the State of Maryland.

d. Severability - If any part of this Agreement is determined to be invalid, illegal or unenforceable, said determination will not affect the validity, legality, or enforceability of any other part of this Agreement, and the remaining parts will be enforced as if said invalid, illegal, or unenforceable part was not contained in this Agreement.

e. Headings - The headings contained herein are inserted for convenience of reference only and in no way define, limit or extend the terms or intent of this Agreement or any provision of this Agreement.

f. Survivability - The provisions of sections 5, 6, 9 , 10, 13 and 14 and will survive termination or expiration of this Agreement.

15. ATTACHMENTS

Attachment A - Statement of Work
Attachment B - Budget

IN WITNESS WHEREOF, the parties hereto have executed this Professional Services Consulting Agreement.

Penndel Land Co.

__________________________ Shah Mathias Chief Executive Officer	______________________ Date

Transportation Economics &
Management Systems, Inc.

__________________________ Celia M. Pew Chief Executive Officer	______________________ Date

Attachment A

Scope of Services

Scope of Services
Alabama Freight Corridor Study

The Scope of Services to be provided by the Consultant includes the following tasks –

Task 1: Study Design

The Consultant will work closely with PLC to define the work program including outputs and study deliverables in detail. An essential part of the Study Design will be the development of a representative alignment for the proposed route between the Port of Mobile and the Ameri Metro site west of Birmingham. The representative alignment will be used for assessing running times and operating cost profiles and for ensuring highway plans are compatible with the track geometry needed to support effective freight operations.

Task 2: Port Traffic Analysis

Base and forecast year traffic forecasts for the Port of Mobile will be developed using the Panama Canal and Gulf Coast Port models. Part of this analysis will be the identification of potential new sources of traffic for the port. For example, although much of the existing U.S.-Caribbean and South American traffic is currently handled via Miami and some via other Gulf Coast ports, the Port of Mobile with the right vessel technologies might be able to complete effectively with Miami for most of the market segments it handles. Also, CG Railway, which currently offers rail-barge service from Mobile to Mexico, could potentially become an effective partner in generating additional Mexican traffic for the Port of Mobile.

Task 3: Port Capacity Analysis

The existing capacity of the Port of Mobile will be assessed and a list of requirements for new infrastructure prepared. The latter will include the specification of port facilities for supporting on-dock loading that utilizes the most appropriate truck, rail and vessel technologies (Ro/Ro vs. Lo/Lo) for meeting the needs of each market segment.

Task 4: Freight Corridor Analysis

The impact of developing a freight corridor (toll highway and rail) between the Port of Mobile and an inland freight terminal on the Ameri Metro site to service the Southeast and Midwest markets will be assessed. The Consultant will hold preliminary discussion with potential freight users, to include major shippers, freight brokers, and truck and rail operators.

The potential for developing rail connections via Birmingham to the Northeast (for example, by adding in NS' Crescent Corridor initiative), as well as to Chicago and the western U.S. will be assessed. This task will also include a preliminary identification of other possible sources of traffic to help support the freight corridor.

To understand the potential competitive position of the proposed freight corridor, a qualitative assessment will be undertaken of existing truck and rail connections between Mobile and Birmingham and the potential for partnering will be explored. The aim will be to gain an understanding of the likely perspective of freight operators and how best to demonstrate the advantages of the proposed freight corridor as opposed to their existing facilities.

Task 5: Inland Port Analysis

The potential for development of an inland freight terminal on the 4,000-acre site located west of Birmingham, which is owned by Ameri Metro, will be assessed. The assessment will include options for providing both rail and highway connections to the site, as well as terminal development options and related logistics and industrial park activities.

Task 6: Business Plan

A Business Plan describing each of the project components, together with financial cash flows and a financial plan for the project, will be prepared. A cost-benefit analysis will be prepared, using standard Federal methodology that is based on OMB requirements, to identify the return on investment for both the private and public sectors.

Attachment A

Budget

Budget

Alabama Port & Freight Rail Corridor Study

Hours	Hourly Rate *	Task 1 Study Design	Task 2 Port Traffic Analysis	Task 3 Port Capacity Analysis	Task 4 Freight Rail Analysis	Task 5 Inland Terminal Analysis	Task 6 Business Plan	Total Hours / Costs
Project Manager	$122	24	24	28	40	40	40	196
Operations Manager	$75	40	60	60	60	60	80	360
Senior Demand Modeler	$55	0	120	20	100	80	80	400
Senior Financial Analyst	$55	0	80	40	80	20	80	300
Operations Analyst	$50	0	40	80	120	80	40	360
Engineer	$50	0	60	40	60	40	20	220
Transportaion Modeler	$50	0	40	100	160	40	16	356
Technical Support	$34	80	80	60	60	40	50	370
Total Hours		**144**	**504**	**428**	**680**	**400**	**406**	**2,562**
Labor Costs								
Project Manager	$122	$2,928	$2,928	$3,416	$4,880	$4,880	$4,880	$23,912
Operations Manager	$75	$3,000	$4,500	$4,500	$4,500	$4,500	$6,000	$27,000
Senior Demand Modeler	$55	$0	$6,600	$1,100	$5,500	$4,400	$4,400	$22,000
Senior Financial Analyst	$55	$0	$4,400	$2,200	$4,400	$1,100	$4,400	$16,500
Operations Analyst	$50	$0	$2,000	$4,000	$6,000	$4,000	$2,000	$18,000
Engineer	$50	$0	$3,000	$2,000	$3,000	$2,000	$1,000	$11,000
Transportaion Modeler	$50	$0	$2,000	$5,000	$8,000	$2,000	$800	$17,800
Technical Support	$34	$2,720	$2,720	$2,040	$2,040	$1,360	$1,700	$12,580
Subtotal - Labor Costs		**$8,648**	**$28,148**	**$24,256**	**$38,320**	**$24,240**	**$25,180**	**$148,792**
Direct Expenses								
Out-of-Town Travel								$4,400
Local Travel								$500
Subtotal - Direct Expenses								**$4,900**
Total Cost by Task		**$8,648**	**$28,148**	**$24,256**	**$38,320**	**$24,240**	**$25,180**	**$153,692**

***Direct Labor Rate Plus Social Overhead**